February 21, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS JANUARY 2018 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for January 2018. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $379 million increased 13% over January 2017 and 2% over December 2017. The growth was primarily driven by assets in fee-based accounts in the Private Client Group segment, as both institutional equity and fixed income commissions declined in January 2018.

Record client assets under administration of $750.2 billion increased 21% compared to January 2017 and 3% compared to December 2017. Client assets under administration were lifted by the net addition of financial advisors in the Private Client Group segment and equity market appreciation. Record financial assets under management of $134.9 billion increased 66% over January 2017 and 4% over December 2017. The large annual increase was helped by the acquisition of Scout Investments and its Reams Asset Management division in November 2017, which added approximately $27 billion of financial assets under management. Even excluding the acquisition, net inflows and market appreciation led to substantial growth of financial assets under management.

“Investment banking revenues experienced a broad-based improvement in January,” said Chairman and CEO Paul Reilly. “The activity levels in investment banking, particularly for M&A and equity underwriting, remain strong, although the fixed income business remains challenging.”

Record net loans at Raymond James Bank of $18.0 billion were up 13% over January 2017 and 2% over December 2017, reflecting growth across most of the major loan categories.

“We are pleased to end January with records for client assets under administration, financial assets under management, and net loans at Raymond James Bank.” said Reilly.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,500 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $750 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	January 2018	January 2017	December 2017	% change from
	(21 business days)	(20 business days)	(20 business days)	January 2017	December 2017

Total securities commissions and fees (in mil.) (1)	$379.3	$335.4	$372.8	13%	2%

Client assets under administration (in bil.)	$750.2	$622.2	$727.2	21%	3%

Private Client Group assets under administration (in bil.)	$715.5	$590.9	$692.1	21%	3%

Financial assets under management (in bil.) (2)	$134.9	$81.4	$130.3	66%	4%

Raymond James Bank total loans, net (in bil.)	$18.0	$15.9	$17.7	13%	2%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the Asset Management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the average daily balances of assets under management.